As filed with the Securities and Exchange Commission on November 5, 1998.

                                               Registration No. 333-56083
 =============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                          Registration Statement Under
                           The Securities Act of 1933


                          TOP SOURCE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                         84-1027821
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                         Identification No.)

           7108 Fairway Drive, Suite 200, Palm Beach Gardens, FL 33418
                                 (561) 775-5756
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Mr. William C. Willis, Jr., President
                           TOP SOURCE TECHNOLOGIES, INC.
                           7108 Fairway Drive, Suite 200
                           Palm Beach Gardens, FL  33418
                                    (561) 775-5756
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                    Michael D. Harris, Esq.
                                    Michael Harris, P.A.
                                    1645 Palm Beach Lakes Boulevard, Suite 550
                                    West Palm Beach, Florida  33401
                                    (561) 478-7077


         Approximation date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                        CALCULATION OF REGISTRATION FEE

                                                           Proposed               Proposed
                                                            maximum                maximum
Title of each class                                        offering               aggregate             Amount of
  of securities                     Amount to be           price per              offering            registration
to be registered                     registered              share                  price                 fee

Common Stock                         3,500,000(1)             $1.032(2)            $3,612,000       $1,245.52(3)
($.001 par value)




     TOTAL REGISTRATION FEE                                                                            $1,245.52


(1) Consists of shares of common stock to be issued upon conversion of 5% Series A Convertible Preferred Stock ("Preferred Stock"), upon exercise of warrants and as a dividend to holders of Preferred Stock.

(2) Estimated solely for the purpose of computing the registration fee based on the average of the high and low price of the Registrant's common stock in the consolidated reporting system on the American Stock Exchange on June 1, 1998.


(3)      Previously paid.




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                         TOP SOURCE TECHNOLOGIES, INC.
                                                CROSS REFERENCE SHEET

Form S-3 Item Numbers and Caption                                                 Heading in Prospectus
1.       Forepart of the Registration Statement and
           Outside Front Cover of Prospectus....................................    Cover  Page  of  Form  S-3  and
                                                                                    Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of
           Prospectus...........................................................    Inside  Front and Outside  Back
                                                                                    Cover Pages of Prospectus

3.       Summary Information, Risk Factors......................................    Not Applicable and
         and Ratio of Earning to Fixed Charges..................................    Risk Factors

4.       Use of Proceeds........................................................    Cover Page of Prospectus

5.       Determination of Offering Price........................................    Cover Page of Prospectus

6.       Dilution...............................................................    Not Applicable

7.       Selling Security Holders...............................................    Selling Stockholders

8.       Plan of Distribution...................................................    Cover  Page of  Prospectus  and
                                                                                    Plan of Distribution

9.       Description of Securities to be Registered.............................    Documents    Incorporated    by
                                                                                    Reference  and  Description  of
                                                                                    Preferred Stock and Warrants

10.      Interests of Named Experts and Counsel.................................    Legal Matters and Experts

11.      Material Changes.......................................................    Recent   Developments  and  Pro
                                                                                    Forma    Condensed    Financial
                                                                                    Information

12.      Incorporation of Certain Information By Reference......................    Documents    Incorporated    by
                                                                                    Reference
13.      Disclosure of Commission Position on ..................................    Part II
         Indemnification for Securities Act Liabilities

14.      Other Expenses of Issuance and Distribution............................    Part II

15.      Indemnification of Directors and Officers..............................    Part II

16.      Exhibits and Financial Statement Schedules.............................    Part II

17.      Undertakings...........................................................    Part II


                                   PROSPECTUS

                          TOP SOURCE TECHNOLOGIES, INC.
                        2,125,242 Shares of Common Stock


     This Prospectus relates to an aggregate of 2,125,242 shares of common stock, $.001 par value per share (the "Common Stock"), of Top Source Technologies, Inc. (the "Company") being offered for sale by certain stockholders of the Company (the "Selling Stockholders"). These shares consist of 25,242 shares issued as dividends declared as of June 30, 1998 and September 30, 1998 on the 5% Series A Preferred Stock (the "Preferred Stock"), 1,176,470 shares issuable upon the conversion of Preferred Stock and 100,000 shares issuable upon the exercise of warrants (the "Warrants") at $1.10 per share. In May 1998, the Company sold to two foreign purchasers (the "Purchasers"), which are two of the Selling Stockholders, an aggregate of 1,000 shares of Preferred Stock for $1,000,000 and issued Warrants to purchase 250,000 shares of the Company's Common Stock exercisable at $1.10 per share to those purchasers and three other corporations designated by the Placement Agent. The Preferred Stock and Warrants were issued to accredited investors pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act") and Rule 506 thereunder. The Company was required to register the underlying shares of Common Stock. The Purchasers are obligated to purchase up to an aggregate of an additional $1,500,000 of the Company's Preferred Stock in tranches of $500,000 on similar terms and conditions commencing 90, 150 and 210 days, respectively, from the date of this Prospectus, subject to certain conditions concerning the future bid price of the Company's Common Stock and its future sales volume. If the Purchasers purchase any additional shares of Preferred Stock, the resale of such shares of Common Stock will not be covered by this Prospectus. See "Description of Preferred Stock and Warrants".

     As of the date of this Prospectus, the Company's officers and directors beneficially own approximately 2.3% of the Company's Common Stock. Based upon information available to the Company, the only stockholder beneficially owning 5% or more of the Company's Common Stock is a registered investment advisor. According to a Schedule 13-G filed by the investment advisor on January 23, 1998, as the result of investment power over the accounts of its clients, the advisor and its affiliates are the beneficial owners of 7.2% of the Company's Common Stock, none of which are being offered for sale pursuant to this Prospectus. The Company has no current information concerning the current beneficial ownership of this investment advisor. On October 14, 1998, the closing price of the Company's stock on the American Stock Exchange was approximately $.625.

     All of the shares of Common Stock are offered for the respective accounts of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $110,000 in connection with the exercise of 100,000 Warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes. All of the expenses of this offering, estimated at $24,000 will be borne by the Company.

     The Company has been advised by the Selling Stockholders that the Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith to files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants including the Company that file electronically with the Commission. The address of the site is http:\\www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Requests should be directed to the Company at its principal executive offices, 7108 Fairway Drive, Suite 200, Palm Beach Gardens, Florida, 33418-3757, (561) 775-5756.

                       DOCUMENTS INCORPORATED BY REFERENCE


     On October 6, 1992, the Company's change of domicile merger from Colorado to Delaware became effective. Top Source, Inc., a Colorado corporation merged into its wholly-owned subsidiary Top Source Technologies, Inc., formerly known as Top Source, Inc., a Delaware corporation. The specifics of the merger are described in the Form 8-B filed with the Commission on November 14, 1992, which is specifically incorporated by reference into this Prospectus. As a result of the change of domicile merger, the Form 8-A, which is incorporated by reference herein, was filed with the Commission by the Company's predecessor, Top Source, Inc., a Colorado corporation.

     The following documents filed with the Commission are hereby specifically incorporated by reference into this Prospectus:

(a) The Company's annual report on Form 10-K, as amended, for the fiscal year ended September 30, 1997 and all amendments thereto;

(b) The Company's quarterly report on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998, as amended, and June 30, 1998;

(c)  The Company's  proxy  statement  dated  January 28, 1998 filed  pursuant to
     Section 14 of the Exchange Act;

(d) The description of the Company's Common Stock filed by the Company predecessor, Top Source, Inc., a Colorado corporation, which is contained in the Registration Statement on Form 8-A filed on March 12, 1992, File No. 1-11046, including any amendments or reports filed for the purpose of updating such description;

(e) The description of the Company's change of domicile merger which is contained in the Registration Statement on Form 8-B filed on November 14, 1992 and any amendments and reports thereto; and

(f) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-K for the year ended September 30, 1997, as amended.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in a supplement hereto modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  RISK FACTORS


     The shares of Common Stock of Top Source Technologies, Inc. (the "Company") involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision. All statements, trend analysis and other information contained in this Prospectus relating to the proposed sale of the assets (the "Assets") of Top Source Automotive, Inc. (the "Proposed Transaction"), the future profitability of Top Source Automotive, Inc. ("TSA"), Top Source Instruments, Inc. ("TSI"), future operating results, the ability of the Company to achieve profitability, development of the Company's new on-site oil analyzer ("OSA-II"), the receipt of future orders for the sale of overhead sound systems ("OHSS") from Chrysler, the ability of the Company to enter into strategic alliances or develop new technologies and the Company's future compliance with debt covenants as well as other statements including words such as "seek", "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this Prospectus. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those identified in this "Risk Factors" section as well as the following: the ability of the buyer of TSA to close the necessary financing; the ability of the Company to obtain the required stockholder approval of the Proposed Transaction; potential changes by Chrysler Corporation ("Chrysler") in the placement of its speakers in Jeep? Wranglers or decline in production levels at Chrysler for vehicles installing OHSS; the Company's ability to market OSA-IIs; the acceptance of the OSA-II technology by the marketplace; a general tendency of large corporations not to change from known technology to emerging new technology; the reliability of the OSA-II technology over an extended period of time; the Company's ability to attract strategic partners for OSA-II and for TSA if the Company is unable to sell it; and other matters which may increase the Company's current losses and thereby cause it to exceed the 1.5 to 1.0 debt to equity ratio required by a loan agreement.

     Historical Losses. Since inception, the Company has never reported income from operations. As of June 30, 1998, the Company had a retained earnings deficit of $(25,392,345). The Company has provided cash to support its operations from the income generated by TSA, the sale of the assets of United Testing Group, Inc. in 1996, the sale of securities pursuant to private placements and the exercise of stock options and warrants and from borrowings from institutional lenders. As described below, TSA has lost and is losing substantial revenues from Chrysler and the Company has entered into the Agreement to sell TSA. See "Change in Business of the Company - Loss of Operating Income" and "RECENT DEVELOPMENTS - Sale of TSA" at page 15. TSA will remain profitable in spite of its loss of revenues from Chrysler, unless Chrysler discontinues or materially reduces its business relationship with the Company beyond that described below in the risk factor on page 10 entitled "Dependence on Chrysler". The Company has shifted its primary focus toward the sale of its OSA-II which the Company has just completed developing. However, the Company has generated only limited revenues from the sale and lease of first generation OSAs. Revenue for TSI for the year ended September 30, 1997 was $403,853 and $329,596 for the nine months ended June 30, 1998. The identifiable assets relating to the oil analysis services segment were approximately $4,408,100 which includes the net value of the capitalized database of $2,125,902 at June 30, 1998. In order to achieve profitability, for which no assurances can be given, the Company is relying upon its ability to market and sell OSA-IIs in sufficient numbers to pay the Company's substantial fixed and other expenses. The Company believes that its marketing efforts will be successful. However, if the Company is unable to meet its goals or to have the necessary resources to sustain its marketing activities it could have a material adverse effect on the Company's business, the carrying value of the above listed assets, and the financial condition of the Company. The Company will continue to evaluate the success of the new marketing efforts as well as the carrying value of the related assets. There can be no assurances that the Company will be profitable from operations in the future.

     Reliance on On-Site Oil Analyzer. For several years, the Company has concentrated on sale and marketing of its first generation on-site oil analyzer (the "OSA") but with only limited success. Since June 1997, under the direction of the Company's new president, the number of OSAs (and OSA-IIs) sold and leased in the past year has increased. Additionally, the Company augmented its technical expertise by the hiring of Dr. John Coates who has developed the second generation machine OSA-II. The OSA-II is substantially smaller, quicker and less expensive than the OSA. Moreover, the OSA-II does not require the Company to rely upon an outside corporation to manufacture or assemble the machines. Because the Company is relying upon one product, there is a substantially increased degree of risk to investors.

     Development of OSA-II. The Company recently completed the development of the new OSA-II and in August 1998 completed the assembly of and shipped the first seven OSA-IIs. However, as with the development of any new product, unforeseen delays occur and problems may be discovered. Sophisticated computer software and complex machines often encounter developmental difficulties or "bugs" which only become apparent subsequent to widespread commercial use. Problems which may arise in the operation of the OSA-IIs could have a material adverse effect upon the Company's future operations.

     Inability to Market OSA-IIs. The Company has devoted substantial resources and different approaches to marketing the OSAs. Although the Company's marketing efforts over approximately the last year have increased the number of OSAs being used, the Company has only received orders for tests or leases of multiple machines from four companies. In July 1998, the Company announced that a leading operator of retail tire stores has agreed to install one OSA-II unit in each of seven locations in Jacksonville, Florida for a six-month trial. The units were shipped in August and began generating nominal revenue in early September as anticipated. In August, the Company also announced a new test with a large insurance company which has agreed to supply warranty coverage for automobiles which are successfully evaluated using the OSA-II at the Florida sites and at one other location. Additionally, in August 1998, the Company announced that it had entered into an agreement with Speedco, Inc. ("Speedco") to lease 13 OSA-IIs to be placed at various Speedco truck oil change service centers. Previously, the Company had leased four OSAs to Speedco on a test basis. These four OSAs will be replaced by four of the 13 OSA-IIs. The Company also recently entered into a lease for two OSAs to be placed in a new oil analysis center operated by a midwestern operator of automobile auctions. The Company also recently entered into a lease for two OSAs to be placed in a new oil analysis center operated by a midwestern operator of automobile auctions.The other multiple order consists of a short-term lease for five OSAs to be placed at different locations of the customer in the United States. Of these multiple unit orders, only the initial orders for five units and the four Speedco units are currently generating revenues. Without the receipt of numerous orders for multiple OSA-IIs and repeat orders from the automobile manufacturers who purchased OSAs, it is not likely that the Company can profitably market and sell OSA-IIs.

     Dependence on Chrysler. Historically, the Company has derived almost all of its revenues from the sale of OHSS to Chrysler by TSA. In 1997, Chrysler discontinued using the OHSS on its Jeep Cherokee vehicles. Although the Company does not know for certain, management believes the contract was lost to another vendor because of pricing which would have yielded unacceptably low gross margins for TSA. In November 1998, Chrysler will discontinue producing its Jeep Grand Cherokee Ltd. Plus which is the only model that uses the OHSS. TSA expects to continue assembling the OHSS for the Jeep Wrangler through at least model year 2002. There can be no assurances that Chrysler will continue to order OHSSs from TSA. If Chrysler discontinues using the OHSS on the Jeep Wrangler and the Proposed Transaction is not consummated, it will have a material adverse effect upon the Company at least until the Company generates significant revenues from OSA-II.

     Change in Business of the Company - Loss of Operating Income. The sale of TSA Assets will result in a major change in the nature of the Company's business. For the fiscal year ended September 30, 1997 and the nine months ended June 30, 1998, TSA reported $16,580,270 and $8,952,308, respectively, in revenues or approximately 97.6% and 96.4%, respectively, of the Company's consolidated revenues. TSA's operating income, including the corporate overhead allocation was $3,091,161 and $1,191,283 for such periods; the Company reported operating losses of $(3,304,057) and $(3,113,621) for such periods. Assuming consummation of the Proposed Transaction, the Company's sole remaining operating subsidiary will be TSI which reported approximately $403,853 and $329,596 of revenues in the year ended September 30, 1997 and the nine months ended June 30, 1998, respectively. Because TSA has been profitable, the Company has utilized those profits to develop the OSA and OSA-II and to meet the Company's other working capital needs including corporate overhead. To date, the Company has only sold five OSAs and has not entered into any long-term leases of OSAs or OSA-IIs. While management believes the proceeds from the sale of Assets will permit the Company to pay its indebtedness and provide working capital to meet current operating losses of TSI, the loss of TSA income will eliminate future contributions to working capital and could adversely affect the Company's long-term financial condition. The Company will be required to meet its future working capital needs from anticipated cash flow from TSI or additional financing. There can be no assurances that TSI will achieve positive cash flow during fiscal 1999 or that the Company will obtain the necessary financing.
     Change in Short-Term Financial Condition. The proceeds from the sale of the Assets will substantially improve the Company's short-term financial condition and liquidity by significantly increasing working capital. The Company's results of operations will be materially and adversely affected for the short-term if the sale is consummated. However, the loss of revenues and income from the sale of the TSA Assets will be partially offset by projected annual debt service savings and corporate overhead savings including reduced audit fees, travel costs and other efficiencies. See "Pro Forma Condensed Financial Information of the Company." The funds available from the sale of TSA Assets will be necessary to sustain TSI and pay the Company's corporate overhead until TSI is able to generate substantial revenues and reduce its operating losses. With the improvement in short-term liquidity, the Company believes it will have sufficient working capital to successfully market its OSA-IIs over the long-term. No assurances can be given that the Company will have sufficient working capital or that it will be successful in marketing OSA-IIs.

     Failure of Proposed Transaction to Close. There can be no assurances that all of the conditions to the Proposed Transaction will be satisfied and that it will be consummated. A major condition of the Agreement, in addition to approval of the Company's stockholders, is that NCT Audio Products, Inc. (the "Buyer") complete a financing of at least $6,500,000 (the "Financing"). While the Buyer's parent is a publicly-traded company whose common stock trades on the Nasdaq National Market System under the symbol "NCTI", the Company believes that Buyer only recently began active operations. However, the Company has no access to internal information concerning the Buyer's financial condition. There can be no assurances that the Buyer will complete the necessary Financing. Failure to consummate the Proposed Transaction will result in material expenses of the Company of approximately $250,000, which will not be reimbursed.

     Changing Technology; Competitive Factors. The OSAs represent a technological breakthrough affecting the oil analysis industry. Oil analysis is a 50-year old technology, which is widely used for diagnostic and preventative maintenance programs for equipment by various industries. It is also used for quality control and pipeline monitoring in the petroleum industry. Essentially, the OSAs analyze (and the OSA-IIs are designed to analyze) oil at the end user's location thereby avoiding the need to send petroleum samples to a central laboratory. The OSAs and OSA-IIs utilize complex computer software. In general, the computer industry is subject to rapid and significantly changing technology including potential introduction of new products and technologies, which may have a material adverse impact upon the Company's ability to market and sell OSA-IIs. Although the Company believes that it has a significant advantage over potential competitors as a result of its experience over a five-year period with the OSAs, the Company's proprietary database and the proprietary nature of the resulting technology including the development of the OSA-IIs. No assurances can be given that either a comparable or more advanced on-site oil analyzer will not be developed in the future by one or more third parties.

     Patents and Proprietary Information. Historically, the Company generated almost all of its revenue from products subject to patents and patent applications exclusively licensed to the Company. TSA has relied upon the sale of its OHSS enclosures which are covered by a patent license limited to the United States and Canada. The Company has obtained patents covering various features of the OSAs which are applicable to the OSA-IIs. The Company has applied for additional patents covering various features of the OSA-IIs. In addition, steps have been taken to protect trade secrets through appropriate confidentiality agreements. There can be no assurances that the patent applications for the OSA-II will be granted. The failure by the Company to obtain patents and protect its respective trade secrets could have a material adverse effect on the Company by increasing the likelihood of competition. In addition, other companies may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect to them. Although the Company believes that the software for the OSAs and OSA-IIs has been independently developed by it, and that such technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurances that the Company will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to commercialize the OSA-IIs. Patent and technology disputes are common with high technology products and services.

     New Technologies and Other Considerations. In order to expand its current product line, the Company may continue to seek new technologies and products. This aspect of the Company's business involves a number of special risks. Because of these risks, the Company will seek capital input and strategic partners to sell equity in suitable products and technologies to these partners in order to reduce the risks to investors. Also, the Company will seek to avoid substantial and long-term expense associated with the necessary research and development. Assuming that the Company is able to enter into agreements with such partners and that those partners will be able to carry out the necessary research and development, there is the risk that the technologies will not perform as expected or be cost effective. Assuming successful research and development, there remains the risks of being able to market the products and locate industry partners or others able to manufacture the products according to stringent quality control standards and in a viable economic manner. There can be no assurances that the Company will be able to successfully locate such technologies and if so, will be able to find strategic partners able to develop and market new technologies. Finally, there is the risk that while the Company is seeking to commercialize a new technology, a competitor will develop technologies which are more commercially viable thereby reducing the viability of the Company's products.

     Anti-Takeover Considerations. The Company's Restated Certificate of Incorporation (the "Certificate Provisions") contains various provisions designed to deter a third party from launching a hostile takeover for the Company. In addition, the Company has adopted a Shareholder Rights Plan (the "Rights Plan"). In this Prospectus, the Certificate Provisions and the Rights Plan are collectively referred to as the "Anti-Takeover Provisions". The
Certificate Provisions consist of: (i) empowering the Board of Directors (the "Board"), without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, with such designations, preferences, special rights, qualifications, limitations and restrictions as the Board may determine; (ii) establishing a classified Board whereby election of the directors is staggered and each year approximately one-third of the directors are elected for a three year term; (iii) making it difficult to remove directors for "cause" by requiring a super-majority vote of either: (1) 75% of the stockholders, or (2) 66-2/3% of the stockholders and the majority of the "disinterested directors"; (iv) providing that stockholder action taken by written consent in lieu of a meeting is prohibited unless such consent is signed by the holders of at least two-thirds of the stock; and (v) restricting stockholder nomination of directors to any stockholder with the power to vote at least 15% of the outstanding voting securities of the Company who timely complies with specific notice procedures. In connection with the Rights Plan, the Board declared a dividend of one Preferred Stock Purchase Right (the "Rights") for each outstanding share of the Company's Common Stock. The Rights permit the holders (stockholders of the Company) to purchase Series A Junior Preferred Stock. Holders of Rights have the right to acquire stock of the Company or an "acquiring entity" at one-half of market value. The Rights only become exercisable in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of the Company's voting stock. These Rights may be redeemed by the Company at $.01 per Right prior to the close of business on the 15th day after a public announcement that beneficial ownership of ownership of 15% or more of the Company's voting stock has been accumulated by single acquiror or group (with certain exceptions), under specified circumstances.

     The Anti-Takeover Provisions generally make it more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock because it is more difficult to remove the incumbent Board. Thus, the Anti-Takeover Proposals have the affect of: (i) entrenching incumbent management, and (ii) discouraging a third party from making a tender offer at a premium over the market price or otherwise attempting to obtain control of the Company even though such an attempt could be desired by a substantial member of the Company's stockholders. The Anti-Takeover Provisions were not intended to prevent a takeover of the Company on terms which are beneficial to the stockholders and will not do so. They may, however, deter an attempt to acquire the Company in a manner or on terms that the Board determines not to be in the best interest of its stockholders.

     Dependence on Key Personnel. The Company is currently dependent upon the efforts of the key members of its management team consisting of Mr. William C. Willis, Jr., the Company's President and Chief Executive Officer, and Mr. David Natan, the Company's Chief Financial Officer. In addition, the Company is dependent upon Dr. John Coates who is in charge of the group which developed the OSA-II. In the event that one or more of these persons ceases to be employed by the Company, it may have a material adverse effect upon the Company.


     Competition. Competition in the automotive business and the oil analysis business is intense. With regard to the Company's OHSS business, interior trim suppliers have a substantial competitive advantage as a result of their relationships with automobile manufacturers and their substantially greater degree of financial strength, management depth and engineering expertise. By offering automobile manufacturers the opportunity to deal with one primary supplier, an interior trim supplier can offer alternative speaker placement and thereby competes directly with the Company. With regard to the OSA-II, while the Company is not aware of any other business that markets and sells an on-site oil analysis instrument, the Company's oil analysis subsidiary, TSI, competes with various oil analysis laboratories located throughout the United States. These laboratories offer service through Federal Express or other express delivery couriers and provides facsimile or other rapid delivery of oil analysis reports to the customers.

     Liquidity Considerations. In 1995, the Company issued $3,020,000 of 9% Senior Subordinated Convertible Notes (the "Notes"). If the Proposed Transaction is approved, the Company intends to pay the Notes which are prepayable without penalty. These Notes contain a debt to equity ratio that cannot exceed 1.5 to
1.0. As of June 30, 1998, this ratio was 1.14 which meant that the Company was in compliance with the ratio. Without the receipt of the Buyer's non-refundable deposit of $1,450,000 the Company would not have met this debt covenant. However, due to the Company's historical losses and due to the uncertainty and timing of OSA-II revenues, there is a possibility that the Company will exceed this ratio in future quarters. In the event that the ratio is not met and the Company is unable to receive a waiver from the representative of the noteholders, Mr. G. Jeff Mennen, a member of the Company's Board, has agreed to guarantee to infuse a sufficient amount of capital into the Company to permit it to maintain compliance with this debt to equity ratio through October 1, 1998 or, alternatively, he will refinance the Notes. In consideration for this guarantee, the Company issued to Mr. Mennen 50,000 10-year warrants exercisable at $2.00 per share. Mr. Mennen has the right to compel the Company to file a registration statement covering the shares of Common Stock underlying such warrants or to include the shares of Common Stock in a registration statement filed by the Company on behalf of others.

     On  July  1,  1997,  the  Company  entered  into  a  three-year  $5,000,000 asset-based financing agreement ("Credit Facility") with NationsCredit Commercial Corporation ("Nations"). This Credit Facility replaced the Company's former $3,750,000 facility. The new Credit Facility, which is secured by substantially all of the assets of the Company enables the Company to borrow up to $5,000,000 based upon certain percentages of accounts receivable and inventory balances. This Credit Facility allows for borrowing of up to 85% of accounts receivable and 50% of inventory for both TSA and TSI. The overall sub-limit of borrowing against inventory is $1,500,000. The interest rate on this Credit Facility is 1-1/2% over the prime rate and is payable monthly with a required minimum borrowing level of $2,500,000 for the fee calculation purposes. The Company's effective interest rate at June 30, 1998 factoring the interest earned on used drawn funds was approximately 11.1%. As of June 30, 1998 and August 14, 1998, borrowings on this Credit Facility were $833,477 and $504,995, respectively. Total unused availability for the same periods were $830,000 and $160,000, respectively. The Company plans to repay the Credit Facility in full upon consummation of the Proposed Transaction. Upon payment of the Credit Facility, NationsCredit will release the lien, which it holds on all of the assets of the Company including TSA Common Stock and Assets.

     The Credit Facility calls for one financial covenant that, if not met, would cause default under the agreement and increase the interest rate by 2%. The Credit Facility requires the Company not to exceed $2,000,000 in losses from operations (plus or minus any non-recurring items agreed upon) measured on an annual basis each September 30th.

     The Company expects to report a loss from operations of more than $3,300,000 for the year ended September 30, 1998. This will require the Company to obtain a waiver from Nations (which Nations provided to the Company in fiscal 1997 for exceeding this covenant), or to pay off the loan balance at the time of default, which the Company intends to do with the proceeds of the Proposed Transaction. This covenant violation will also increase the effective interest note to approximately 13.1% unless the Company obtains a waiver. For fiscal 1997, the Company paid Nations $25,000 and it waived the covenant violation and the interest rate increase. There can be no assurances that these waivers can be obtained from Nations.

                               RECENT DEVELOPMENTS

SALE OF TSA

     On August 14, 1998, the Company and TSA entered into an agreement, as amended (the "Agreement") with the Buyer through which the Buyer agreed to purchase TSA for a minimum of $10,000,000 and up to an additional $6,000,000 representing the Earn-Out.

     The Company believes that the current aftermarket and other OEM production line initiatives in process for OHSS will result in additional revenues that will enable the Company to achieve the full $6,000,000 Earn-Out over the two-year period following the Closing. However, no assurances can be given. If earned, for the first year following the Closing ("Year One"), the Buyer shall pay TSA an Earn-Out of up to $3,000,000 and a cumulative amount of up to $6,000,000 for Year One and the 12-month period subsequent to Year One ("Year Two").

     The Earn-Out in Year One shall be equal to the amount by which the product of four and one-half times EBITDA, as defined, for Year One exceeds $8,000,000. As used in the Agreement, "EBITDA" means income before interest, taxes, depreciation and amortization of the Buyer's subsidiary acquiring the Assets ("New TSA"). The Agreement further provides that EBITDA shall be based solely upon the operations of New TSA based upon operations consistent with the historical operations of TSA and excluding items of income or expense such as non-recurring items, extraordinary items, intercompany items and other items of income and expense which are not consistent with such past practice.

     In effect, to the extent that in Year One the cash flow of New TSA times four and one-half exceeds $8,000,000, the Buyer shall pay the Earn-Out up to the maximum of $3,000,000. The Year Two Earn-Out shall be equal to the amount by which the product of four and one-half times EBITDA for Year Two exceeds the greater of: (i) Year One EBITDA times four and one-half, or (ii) $8,000,000. The maximum Year Two Earn-Out calculated using this formula is $6,000,000 minus the Year One Earn-Out.

     Based upon an anticipated closing date in December 1998, and assuming no changes to TSA's revenues and expenses after the closing, no Earn-Out payment if calculated on a pro-forma basis would have been earned by the Company. The Company believes that current after-market and other OEM production line initiatives in process for OHSS will result in additional revenues that will enable the Company to achieve the full $6,000,000 Earn-Out over a two-year period after closing. However, no assurances can be given.


     The Buyer paid the Company $1,450,000 as a non-refundable deposit in June 1998. Additionally, the Buyer has paid $2,050,000 into escrow. The escrow agreement provides that the $2,050,000 and certificates for 14.5% and 5.5% of TSA shall be held in escrow pending approval of the Company's stockholders. If such approval is obtained, the $2,050,000 will be delivered to the Company and the Buyer will receive a certificate for 20% of TSA. If it is not obtained, the escrow agent will deliver the Buyer 14.5% of TSA Common Stock and return the $2,050,000.

     Pursuant to the Agreement, the Buyer has the exclusive right to purchase the Assets of TSA at any time through March 31, 1999. However, if the Proposed Transaction fails to close by December 31, 1998, the Buyer has a one-week option to cancel its exclusive right to purchase the Assets of TSA and as consideration receive an additional 15% of TSA Common Stock. The Company anticipates convening a stockholders' meeting in December 1998 and has filed preliminary proxy material with the Commission. Upon clearance of the preliminary proxy material, the Company will mail to its stockholders definitive proxy solicitation material and schedule a stockholders' meeting.

     Under the terms of the Agreement, the Buyer has agreed to assume all of TSA's liabilities subject to the limitation that such liabilities not exceed the amount of inventory owned by TSA, and pay the Company $10,000,000 (or (or $6,500,000 in addition to the $1,450,000 and $2,050,000 payments described above).

     In about mid-February 1998, management began discussing with the Buyer the possibility of the Buyer acquiring TSA. These discussions arose after initial discussions with the Buyer concerning a proposed strategic alliance between the two companies. The Company and the Buyer began exchanging letters of intent beginning in early April 1998 which negotiations continued periodically over the next several weeks until an initial letter of intent was signed on April 17, 1998. The Buyer agreed to pay $16 million subject to completion of due diligence. The Company supplied the Buyer with substantial documentation, and the Buyer's representatives made two trips to Troy, Michigan to review TSA's operations. As the discussions with the Buyer became more serious and as the Buyer conducted its due diligence, the Company and its financial advisor, Morgan Keegan & Company, Inc. ("Morgan Keegan"), continued preliminary discussions with a number of potential purchasers, none of which ultimately led to more serious negotiations. During the course of these discussions, the Company and Morgan Keegan contacted approximately 135 third parties. None of these potential purchasers expressed any interest in acquiring TSA.

     As a result of its investigation, the Buyer focused on the changes to the business of TSA and reduced the purchase price to a base of $10 million cash with a potential Earn-Out of $6 million. This reduced offer was presented to the Company in June 1998 and approved by the Company's Board on June 16th. Previously, the Buyer signed the non-binding letter of intent on June 9th and the Company received a non-refundable deposit on June 11th. On June 16th, the Board also directed management to pay for and obtain the a fairness opinion from Morgan Keegan. Its approval of the Proposed Transaction was subject to its review of and satisfaction with the fairness opinion. Subsequent to the June 16th Board meeting, the Company retained Morgan Keegan to evaluate the Proposed Transaction and determine whether, in its opinion, the consideration to be received by the Company and the Proposed Transaction was fair to the Company from a financial point of view.

     Although legal counsel for the Company and the Buyer did not participate in the negotiations for the letter of intent, they did participate in the review of it. Moreover, commencing on June 3rd, counsel for the Company and the Buyer commenced periodic negotiations of the terms and provisions of letter of intent and the Agreement. On June 20th, the Company submitted to the Buyer, , the first draft of the Agreement. After receiving comments, the Company's counsel submitted a second draft of the Agreement on July 12th; additional comments were received on July 22nd and corrected pages provided to the Buyer's counsel on July 23rd.

     On July 30th, the escrow agreement was executed and on July 31st the Buyer paid $2,000,050 into escrow. Also on July 31st, the Buyer advised the Company that it would not be in a position to complete the Proposed Transaction unless it had the option to pay up to $2,500,000 by issuing a short-term note. The parties did not agree to the terms of any security. On August 4th, the Company supplied another draft of the Agreement to the Buyer. On August 6th, the Buyer's counsel supplied comments on the latest draft of the Agreement. Because the escrow agreement required the escrow agent to return the $2,050,000 if requested by the Buyer on August 7th, the parties amended the escrow agreement to extend the Buyer's time to request a return of the escrow deposit until August 13th. The parties continued to discuss the issue of security for the Buyer's note through August 11th when they agreed to defer the type of security until a later date. Additionally, management of the Company and the Buyer agreed upon additional changes to the Agreement on August 11th. Their discussions continued on August 12th at which time the Buyer agreed to modify the escrow agreement to maximize the federal income tax consequences to the Company. The final changes to the Agreement were made on August 12th and August 13th, agreed upon by the Buyer on August 13th and the parties executed the Agreement on August 14, 1998. The Agreement was amended on October 7, 1998 to eliminate the option of issuing the Buyer's note and requiring an all cash payment.

OTHER MATTERS

     As previously publicly reported, Mr. Stuart Landow, the Company's former Chairman of the Board, resigned as a director and as an employee effective June 30, 1998.

     Mr. William C. Willis, Jr., the Company's president and chief executive officer and new Chairman of the Board waived a bonus of $127,500 to which he was entitled under his employment agreement. In exchange for this waiver, in July 1998 the Company's Compensation Committee granted Mr. Willis 100,000 stock options exercisable at $.875 per share (then fair market value). The options vest incrementally over a three-year period and are exercisable over a 10-year term. Mr. Willis imitated this transaction as a result of the Company's efforts to conserve cash and his confidence in the Company.

New Accounting Standards

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS No. 128 supersedes the previous standard (Accounting Principles Board Opinion No. 15), modifies the methodology for calculating earnings per share, and is effective for periods ending after December 15, 1997; early adoption was not permitted. The Company is now required to restate previously reported per share data to conform with the requirements of SFAS No. 128. Had the provisions of SFAS No. 128 been applicable to the condensed consolidated financial statements for all periods contained in the Company's Form 10-K for the year ended September 30, 1997, basic and diluted earnings per share, as calculated in accordance with the provisions of SFAS No. 128, would not have been different from the per share amounts reported herein for all periods presented.

     During the three months ended March 31, 1998, the Company adopted Financial Standards Board Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. For the years ended September 30, 1997, 1996, 1995 and the nine months ended June 30, 1998 and 1997, there were no differences between net income and comprehensive income.

                         PRO FORMA CONDENSED FINANCIAL
                           INFORMATION OF THE COMPANY

     The following unaudited pro forma condensed financial statements were prepared to reflect the estimated effects of the potential sale of 100% of TSA for $10,000,000. The sale is structured to occur in three separate steps as follows: (i) The Company has received a $1,450,000 non-refundable deposit which gave the Buyer a minimum of a 14.5% equity interest in TSA ("Step 1"),(ii) the Second Payment of $2,050,000 was received by the Company and is in escrow until the requisite stockholder approval is obtained which would give the Buyer an additional 5.5% of TSA Common Stock ("Step 2"), and (iii) the receipt of the remaining proceeds of $6,500,000 to complete the ultimate sale of 100% of TSA ("Step 3"). If the Company's stockholders fail to approve the Proposed Transaction by the requisite majority, the escrow agent shall return the $2,050,000 to the Buyer and also deliver to the Buyer one stock certificate for 14.5% of the TSA Common Stock; the Company will receive back the stock certificate for 5.5% of TSA Common Stock. On the date the TSA stock certificates are released from escrow, the Buyer will be a stockholder of TSA owning 14.5% if the Proposed Transaction is defeated or 20% if the Proposed Transaction is approved. However, if the Buyer consummates the purchase of TSA's Assets, it will deliver back to this Company the shares of TSA, and Buyer will not receive any part of the Purchase Price by virtue of its ownership of TSA Common Stock.

     Furthermore, if the Proposed Transaction is not consummated by December 31,1998, the Buyer has a one-week option to cancel its exclusive right to purchase the Assets (which right exists through March 31, 1999) and as consideration of such cancellation receive an additional 15% of TSA Common Stock.

     In the event that the Proposed Transaction fails to close for any reason, the Company intends to operate TSA and seek another purchaser for its Assets. For a discussion of the risks involved in this event, see "Risk Factors Failure to Obtain Stockholder Approval and Failure of Proposed Transaction to Close".

     The unaudited pro forma condensed balance sheet as of June 30, 1998 gives effect to the above transactions as if they had occurred on June 30, 1998. The unaudited pro forma condensed statements of operations for the years ended
September 30, 1997 and 1996 and 1995 and nine months ended June 30, 1998 and 1997 give effect to the pro forma transactions as if they had occurred as of October 1, the first day of the Company's respective fiscal year. Upon the sale of 100% of the TSA Assets (Step 3), this segment will be treated as a discontinued operation as defined in Accounting Principals Board Opinion No. 30, accordingly the pro forma statements of income have been presented for all the same periods as the historical financial statements.

     The unaudited pro forma condensed financial statements were also prepared to show the effects of the use of the net proceeds from the sale to pay Nations and the Notes as described in the notes to the unaudited pro forma condensed financial statements.

     The unaudited pro forma condensed financial statements were prepared utilizing the accounting principles of the Company as outlined in its historical financial statements included in the Company's Form 10-K/A No. 3 for the year ended September 30, 1997, a copy of which is incorporated by reference herein. The pro forma adjustments are based upon available information and contain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed financial statements do not reflect the potential corporate overhead savings as a result of the sale of TSA.

                                                           TOP SOURCE TECHNOLOGIES, INC.
                                                           UNAUDITED PRO FORMA CONDENSED
                                                            CONSOLIDATED BALANCE SHEET
                                                                AS OF JUNE 30, 1998




                                                                                     (iii)(Assumes
                                                                                     Proposed
                                                                                     Transaction is
                                                                                     Approved and
                                                       (ii) (Assumes                 Buyer Does Not
                                                       Proposed                      Close by 12/31/98
                                                       Tranaction is                 and Buyer Exercises
                                                       Approved and                  One Week Right to               (iv) (Assumes
                      (i)(Assumes                      Buyer Does Not                Cancel and Receive              Proposed
                      Proposed                         Purchase 100%                 an additional 15%               Transaction is
                      Transaction                      of TSA Assets)                TSA Common Stock)               Approved and
                      not Approved)                    Buyer Owns     Record 15%     Buyer Owns                      Buyer Owns
                      Buyer Owns                       20% of TSA     Minority       35% of TSA                      100% of TSA
                      14.5% of TSA    Adjustments      Common Stock   Interest in    Common Stock    Adjustments     Assets)
                      Common Stock    for Deposit for  Pro Forma      Income         Pro Forma       for 100% Sale   Pro Forma
                      Historical      20% of TSA       Total          of TSA         Total           of TSA          Total
                     ------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash and
  cash equivalents    $1,962,287 (a)   $2,050,000(d)    $4,012,287       -            $4,012,287           $591  (g)   $6,417,627
                                                                                                      6,500,000  (g)
                                                                                                     (4,503,477) (h)
                                                                                                        408,226  (j)
   Accounts
    receivable, net    1,861,502            -            1,861,502       -             1,861,502     (1,663,844) (g)      197,658
  Advances to officer      5,839            -                5,839       -                 5,839           -                5,839
  Inventories          1,303,150            -            1,303,150       -             1,303,150       (540,251) (g)      762,899
  Prepaid expenses
   and other
   current assets        357,353            -            357,353         -               357,353        (74,629) (g)      282,724
                      -----------------------------------------------------------------------------------------------------------

Total current assets   5,490,131        2,050,000      7,540,131         -             7,540,131        126,616         7,666,747
Property and
  equipment-net        1,601,100            -          1,601,100         -             1,601,100       (288,898) (g)    1,312,202
Manufacturing &
 distribution
 rights &
 patents-net             262,922            -            262,922         -               262,922       (144,966) (g)      117,956
Capitalized
database,  net         2,125,902            -          2,125,902         -             2,125,902           -            2,125,902
Notes receivable
 from officers            27,395            -             27,395         -                27,395           -               27,395
Other assets, net        205,897            -            205,897         -               205,897           -              205,897
                      -----------------------------------------------------------------------------------------------------------

TOTAL ASSETS          $9,713,347       $2,050,000    $11,763,347         -             $11,763,347     ($307,248)     $11,456,099
                      ============================================================================================================

LIABILITIES AND
STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit        $833,477            -         $  833,477          -                833,477     ($833,477) (h)       -
  Accounts payable       711,254            -            711,254          -                711,254      (435,314) (g)     275,940
  Accrued liabilities  1,362,442 (b)    1,535,750 (e)  2,898,192      (1,402,500)(e)     1,495,692      (260,477)(g,h)  1,235,215

                      ------------------------------------------------------------------------------------------------------------
Total current
liabilities            2,907,173        1,535,750      4,442,923      (1,402,500)        3,040,423     (1,529,268)      1,511,155
 Senior convertible
   notes               3,020,000            -          3,020,000          -              3,020,000     (3,020,000)(h)       -

                      ------------------------------------------------------------------------------------------------------------

Total liabilities      5,927,173        1,535,750      7,462,923      (1,402,500)        6,060,423     (4,549,268)      1,511,155
                      ------------------------------------------------------------------------------------------------------------

Minority interest        325,337 (b)      123,404 (f)    448,741         336,556 (f)       785,297       (785,297) (g)      -

Stockholders' equity   3,460,837 (c)      390,846 (f)  3,851,683       1,065,944 (f)     4,917,627      5,027,317  (g)  9,944,944
TOTAL LIABILITIES      -----------------------------------------------------------------------------------------------------------
AND  STOCKHOLDERS'
EQUITY                $9,713,347       $2,050,000    $11,763,347           -            $11,763,347     ($307,248)    $11,456,099
                      ============================================================================================================



See notes to unaudited pro forma condensed financial statements.



                                                           TOP SOURCE TECHNOLOGIES, INC.
                                                           UNAUDITED PRO FORMA CONDENSED
                                                       CONSOLIDATED STATEMENT OF OPERATIONS
                                                      FOR THE NINE MONTHS ENDED JUNE 30, 1998

                                                                                     (iii)(Assumes
                                                                                     Proposed
                                                                                     Transaction
                                                                                     Approved and
                                                            (ii)                     Buyer Does
                                                            (Assumes                 Not Close by
                                                            Proposed                 12/31/98 and
                                                            Transaction              Buyer Exer-
                                                            is Approved              cises One Week                  (iv)
                                                            and Buyer                Right to Cancel                 (Assumes
                                                            Does Not                 and Receives an                 Proposed
                                    (i)(Assumes             Purchase                 additional 15%                  Tansaction is
                          Record    Proposed      Record    100% of TSA   Record     of TSA Common                   Is Approved
                           14.5%    Transaction   5.5%      Assets) Buyer 15%        Stock) Buyer                    and Buyer
                          Minority  is Not        Minority  Owns 20% of   Minority   Owns 35% of                     Owns 100%
                          Interest  Approved)     Interest  TSA Common    Iterest    TSA Common       Adjustments    of TSA Assets)
                          in Income Pro Forma     in Income Stcok Pro     in Income  Stock Pro        for 100%       Pro Forma
            Historical    of TSA    Total         of TSA    Forma Total   of TSA     Forma Total      Sale of TSA    Total
            ----------------------------------------------------------------------------------------------------------------------

Net sales   $9,281,904     -          $9,281,904      -      $9,281,904       -       $9,281,904    ($8,952,308) (j)    $329,596

Cost of
sales        6,143,141     -           6,143,141      -       6,143,141       -        6,143,141     (6,010,274) (j)     132,867

Selling,
general &
admini-
strative
expenses     6,252,384     -           6,252,384      -       6,252,384       -        6,252,384     (1,750,751) (j)   5,326,633
                                                                                                        825,000  (o)
            --------------------------------------------------------------------------------------------------------------------

Loss from
operations  (3,113,621)    -          (3,113,621)      -     (3,113,621)      -        (3,113,621)   (2,016,283)      (5,129,904)

Interest
expense,
other
income
(expense)
 net           701,623   (1,030,435)(i) (328,812)      -       (328,812)      -          (328,812)       26,213  (j)     105,627
                                                                                                        408,226  (k)
Minority
interest in
income of TSA      -       (282,591)(i) (282,591)  (107,190)(i) (389,781)  (292,335)(i)  (682,116)(i)    682,116 (j)        -

               ------------------------------------------------------------------------------------------------------------------

Loss before
income taxes
and minority
interest     (2,411,998) (1,313,026)  (3,725,024)  (107,190)  (3,832,214)   (292,335)   (4,124,549)      (899,728)    (5,024,277)

Income tax
expense         (41,242)      -          (41,242)      -         (41,242)     -            (41,242)        41,167 (j)        (75)

              --------------------------------------------------------------------------------------------------------------------
Loss from
continuing
operations  ($2,453,240)($1,313,026) ($3,766,266)  (107,190) ($3,873,456)  ($292,335)  ($4,165,791)     ($858,561)   ($5,024,352)
              =====================================================================================================================

Loss from
continuing
operations
per common
share:                                                                                                                   ($0.18)
                                                                                                                   ================
  Basic          ($0.09)                                                                                                 ($0.18)
           ===============                                                                                         ================
  Diluted        ($0.09)
           ===============
Weighted
average
common shares
Outstanding:
  Basic       28,164,897                                                                                              28,164,897
           ===============                                                                                        ===============
  Diluted     28,164,897                                                                                              28,164,897
           ===============                                                                                        ===============



See notes to unaudited pro forma condensed financial statements.


                                                           TOP SOURCE TECHNOLOGIES, INC.
                                                           UNAUDITED PRO FORMA CONDENSED
                                                       CONSOLIDATED STATEMENT OF OPERATIONS
                                                      FOR THE NINE MONTHS ENDED JUNE 30, 1997
                                                                                     (iii)
                                                                                     (Assumes
                                                                                     Proposed
                                                                                     Transaction
                                                            (ii)                     Approved and
                                                            (Assumes                 Buyer Does
                                                            Proposed                 Not Close by
                                                            Transaction              12/31/98 and
                                                            is Approved              Buyer Exer-                     (iv)
                                                            and Buyer                cises One Week                  (Assumes
                                                            Does Not Pur-            Right to Cancel                 Proposed
                                    (i)(Assumes             chase 100% of            and Receives an                 Tansaction
                          Record    Proposed      Record    TSA Assets)   Record     additional 15% of               Is Approved
                           14.5%    Transaction   5.5%      Buyer         15%        TSA Common Stock)               and Buyer
                          Minority  is Not        Minority  Owns 20% of   Minority   Buyer Owns 35%                  Owns 100%
                          Interest  Approved)     Interest  TSA Common    Interest   of TSA Common    Adjustments    of TSA Assets)
                          in Income Pro Forma     in Income Stock Pro     in Income  Stock Pro        for 100%       Pro Forma
            Historical    of TSA    Total         of TSA    Forma Total   of TSA     Forma Total      Sale of TSA    Total


            -----------------------------------------------------------------------------------------------------------------------

Net sales   $14,236,732      -      $14,236,732        -    $14,236,732       -      $14,236,732   ($13,859,582) (m)   $377,150

Cost
of sales      9,229,164      -        9,229,164        -      9,229,164       -        9,229,164     (9,081,447) (m)    147,717

Selling,
general &
administra-
tive expenses 5,708,025      -        5,708,025        -      5,708,025       -        5,708,025     (1,585,508) (m)  4,947,517
                                                                                                         825,000 (o)
              ---------------------------------------------------------------------------------------------------------------------


Loss
from
operations     (700,457)     -         (700,457)       -       (700,457)      -         (700,457)    (4,017,627)     (4,718,084)

Interest
expense,
other
income
(expense)
net             (99,051)     -          (99,051)       -         (99,051)     -           (99,051)       36,529  (m)    141,328
                                                                                                        203,850  (n)
Minority
interest
in income
of TSA              -     (571,564)(l) (571,564)    (216,800)(l)(788,364) (591,274)(l) (1,379,638)    1,379,638  (m)       -


              --------------------------------------------------------------------------------------------------------------------
Loss before
income taxes   (799,508)  (571,564)  (1,371,072)    (216,800) (1,587,872) (591,274)    (2,179,146)   (2,397,610)     (4,576,756)

Income
tax expense     (39,274)     -          (39,274)       -         (39,274)     -           (39,274)       39,274 (m)         -

              --------------------------------------------------------------------------------------------------------------------
Loss from
continuing
operations    ($838,782)  (571,564) (1,410,346)   ($216,800)($1,627,146)  (591,274)  ($2,218,420)  ($2,358,336)     ($4,576,756)
               ===================================================================================================================

Loss from
continuing
operations
per common
share:
  Basic          ($0.03)                                                                                ($0.16)
               ============                                                                    ================
  Diluted        ($0.03)                                                                                ($0.16)
               ============                                                                    ================

Weighted
average
common shares
Outstanding:
  Basic      28,089,261                                                                             28,089,261
             ============                                                                      ================
  Diluted    28,089,261                                                                             28,089,261
             ============                                                                      ================



See notes to unaudited pro forma condensed financial statements.




                                                           TOP SOURCE TECHNOLOGIES, INC.
                                                           UNAUDITED PRO FORMA CONDENSED
                                                       CONSOLIDATED STATEMENT OF OPERATIONS
                                                       FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                                                                     (iii)
                                                                                     (Assumes Prop-
                                                                                     posed Transa-
                                                                                     ction is Approved
                                                                                     and Buyer Does
                                                            (ii)(Assumes             Not Close by
                                                            Proposed                 12/31/98 and
                                                            Transaction              Buyer Exercises
                                                            is Approved              One Week Right                  (iv)
                                                            and Buyer                to Cancel and                   (Assumes
                                                            Does Not Pur-            Receives an                     Proposed
                                   (i) (Assumes             chase 100% of            additional 15%                  Tansaction is
                          Record    Proposed      Record    TSA Assets)   Record     of TSA Common                   Approved
                           14.5%    Transaction   5.5%      Buyer         15%        Stock) Buyer                    and Buyer
                          Minority  is Not        Minority  Owns 20% of   Minority   Owns 35% of                     Owns 100%
                          Interest  Approved)     Interest  TSA Common    Iterest    TSA Common       Adjustments    of TSA Assets)
                          in Income Pro Forma     in Income Stock Pro     in Income  Stock Pro        for 100%       Pro Forma
            Historical    of TSA    Total         of TSA    Forma Total   of TSA     Forma Total      Sale of TSA    Total

            ---------------------------------------------------------------------------------------------------------------------

Net sales   $16,984,123       -      $16,984,123       -    $16,984,123     -        $16,984,123    ($16,580,270) (m)  $403,853


Cost of
sales        11,304,708       -       11,304,708       -     11,304,708     -          11,304,708    (11,197,664) (m)   107,044

Selling,
general &
admin-
istrative
expenses      8,277,875       -        8,277,875       -      8,277,875      -           8,277,875    (2,291,445) (m) 7,086,430
                                                                                                       1,100,000  (o)
           ----------------------------------------------------------------------------------------------------------------------

Loss from
operations   (2,598,460)      -       (2,598,460)      -     (2,598,460)     -          (2,598,460)   (4,191,161)     (6,789,621)


Interest
expense,
other
income
(expense)
net            (223,597)       -        (223,597)      -       (223,597)      -           (223,597)        5,595  (m)    123,798
                                                                                                         341,800  (n)
Minority
interest
in income
of TSA              -     (573,111)(l)   (573,111)   (217,387)(l)790,498)  (592,874)(l) (1,383,372)    1,383,372  (m)       -


                -------------------------------------------------------------------------------------------------------------------
Loss before
income taxes  (2,822,057) (573,111)    (3,395,168)   (217,387) (3,612,555)  (592,874)    (4,205,429)  (2,460,394)      (6,665,823)

Income tax
expense         (482,000)       -        (482,000)      -         (482,000)   -            (482,000)     233,074  (m)    (248,926)

              -------------------------------------------------------------------------------------------------------------------
Loss from
continuing
operations   ($3,304,057) ($573,111)   ($3,877,168)  ($217,387) ($4,094,555)($592,874)  ($4,687,429) ($2,227,320)     ($6,914,749)
              ====================================================================================================================

Loss from
continuing
operations
per common
share:
  Basic           ($0.12)                                                                                                ($0.25)
              ===============                                                                                            =========
  Diluted         ($0.12)                                                                                                 ($0.25)
              ===============                                                                                            =========

Weighted
average
common
shares
Outstanding:
  Basic         28,065,563                                                                                              28,065,563
              ===============                                                                                           ===========
  Diluted       28,065,563                                                                                              28,065,563
              ===============                                                                                           ===========


See notes to unaudited pro forma condensed financial statements.



                                                           TOP SOURCE TECHNOLOGIES, INC.
                                                           UNAUDITED PRO FORMA CONDENSED
                                                       CONSOLIDATED STATEMENT OF OPERATIONS
                                                       FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                                                                    (iii) (Proposed
                                                      Adjustments              Transaction is Approved and
                                                      for 100% Sale            Buyer Ownes 100% of TSA Assets)
                                     Historical         of TSA                       Pro Forma Total
                                     ----------        ------------             -----------------------


Net sales                              $16,146,524     $(16,102,523) (m)             $44,001


Cost of sales                           10,776,203      (10,749,431) (m)              26,772

Selling, general
 and administrative expenses             8,426,540       (2,259,258) (m)           7,267,282
                                                          1,100,000  (o)
                                      ------------------------------------------------------------------------


Loss from operations                    (3,056,219)      (4,193,834)              (7,250,053)

Interest expense, other
 income (expense) net                     (232,267)         (45,460) (m)            (277,727)


                                       -----------------------------------------------------------------------
Loss before income taxes                (3,288,486)      (4,239,294)              (7,527,780)

Income tax expense                      (1,543,300)         175,000   (m)         (1,368,300)

                                       -----------------------------------------------------------------------
Loss from continuing operations
                                       $(4,831,786)     $(4,064,294)            $ (8,896,080)
                                       =======================================================================


Loss from continuing operations per common share:
  Basic                                       $(0.17)                                      $(0.32)
  Diluted                                    =========                                    =========
                                              $(0.17)                                      $(0.32)
                                             =========                                    =========

Weighted average common shares
  Outstanding:                             28,027,959                                   28,027,959
  Basic                                ================                              ===============
 Diluted                                   28,027,959                                   28,027,959
                                       ================                              ===============


            See notes to unaudited pro forma condensed financial statements.


                                                           TOP SOURCE TECHNOLOGIES, INC.
                                                           UNAUDITED PRO FORMA CONDENSED
                                                       CONSOLIDATED STATEMENT OF OPERATIONS
                                                       FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                                                                      (iii) (Proposed
                                                      Adjustments                Transaction is Approved and
                                                      for 100% Sale              Buyer Ownes 100% of TSA Assets)
                                     Historical         of TSA                   Pro Forma Total
                                     ----------        ------------             -------------------------------


Net sales                            $13,907,354       $(13,893,459) (m)                $13,895

Cost of sales                          8,739,691         (8,739,691) (m)                   -

Selling, general
 and administrative expenses           7,534,190         (1,924,539) (m)              6,709,651
                                                          1,100,000  (o)
                                   -----------------------------------------------------------------------

Loss from operations                  (2,366,527)        (4,329,229)                     (6,695,756)

Interest expense, other
 income (expense) net                     156,035            (2,218) (m)                    153,817



                                      --------------------------------------------------------------------
Loss before income taxes               (2,210,492)        (4,331,447)                     (6,541,939)

Income tax expense                       (610,000)            60,000 (m)                    (550,000)

                                      --------------------------------------------------------------------
Loss from continuing operations       $(2,820,492)        $(4,271,447)                    $(7,091,939)
                                      ====================================================================
Loss from continuing operations per common share:
  Basic                                    $(0.10)
                                       ===============                                          $(0.26)
  Diluted                                  $(0.10)                                        ===============
                                       ===============                                          $(0.26)
                                                                                          ===============
Weighted average common shares Outstanding:
  Basic                                 27,249,541                                           27,249,541
                                       ===============                                   ===============
  Diluted                               27,249,541                                           27,249,541
                                       ===============                                    ===============


  See notes to unaudited pro forma condensed financial statements.


           Notes to Unaudited Pro Forma Balance Sheet and Consolidated Statements of Operations For the Nine Months Ended June 30, 1998


     (a)  Includes the receipt of a $1,450,000 non-refundable deposit.

     (b) Includes 14.5% of the estimated accrued liabilities relating to legal, accounting and investment banking fees for the sale of TSA in the amount of $94,250 and the recording of a 14.5% minority interest.

     (c) Includes the gain on 14.5% of the equity in TSA of $1,030,435. This gain is not included on the Unaudited Pro Forma Condensed Consolidated Statement of Operations for all periods presented since it is a non-recurring item.

     (d) Represents the receipt of the additional deposit of $2,050,000 on Step 2 of the sale of TSA which is recorded as cash since the funds are being held in escrow until stockholder approval.

     (e) Represents the additional 5.5% of the estimated accrued liabilities relating to the costs of the transaction in the amount of $35,750 and $1,500,000 of deferred gain relating to the additional 15% the Buyer will receive if the Proposed Transaction does not close by December 31, 1998. The $1,500,000 deferred gain, net of 15% or $97,500 of the accrued liabilities relating to the costs of the transaction is reversed when the additional 15% minority interest in income is recorded.

     (f) Represents the additional 5.5% and 15% of the gain on the TSA sale (see Note (c) above)and the recording of the additional 5.5% and 15% minority interest.

     (g) The Company is selling 100% of the Assets of TSA and substantially all of the liabilities of TSA. This adjustment represents the receipt of the remaining proceeds for Step 3 of the sale of TSA, the elimination of the minority interest and the elimination of the respective TSA Assets, liabilities and equity. The total amount of the gain on the sale of 100% of TSA's Assets is approximately $7,100,000 of which $4,619,093 is included herein and the remaining gain is included in notes ( c) and ( f) above. This gain is reflected in stockholders equity, but not in the pro forma statements of operations.

     (h) Represents the repayment of the Notes and the Nations Credit Facility with the proceeds from the TSA sale, and payment of $650,000 of estimated legal, accounting and investment banking fees and taxes for the sale of TSA. The $650,000 in fees and taxes is included in accrued liabilities and will be subsequently paid with the proceeds from the sale.

     (i) To record the 14.5%, 5.5% and 15% minority interest in TSA and to eliminate a non-recurring item, which is 14.5% of the gain on the sale of TSA, $1,030,435.

     (j) Represents the elimination of the minority interest and the respective TSA results of operations.

     (k) Represents the reduction in interest expense resulting from the repayment of debt as discussed in Note (h) above.



       Notes to Unaudited Pro Forma Consolidated Statements of Operations
                            For All Periods Presented


     (l)  To record the 14.5%, 5.5% and 15% minority interest in TSA.

     (m) Represents the elimination of the minority interest and the respective TSA results of operations.

     (n) Represents the reduction in interest expense resulting from the repayment of the Notes.

     (o) Represents the add back of corporate expenses that the Company believes it will not save as a result of the sale of TSA.

                              SELLING STOCKHOLDERS

Table of Selling Stockholders

     The following table sets forth information furnished by the Selling Stockholders, with respect to the number of shares of the Company's Common Stock, including the shares of Common Stock underlying the warrants, owned by each Selling Stockholder on the date of this Prospectus, the shares offered hereby, and the number and percentage of outstanding shares to be owned by each Selling Stockholder after the offering. No Selling Stockholder has held any position, office, or had a material relationship with the Company within the past three years. For further information on the Preferred Stock and Warrants, See "Description of Preferred Stock and Warrants".


                                                                                                     Percentage
                                                    Ownership       Securities         Ownership        Owned
Selling                                             Prior to           Being             After          After
Stockholder                                         Offering          Offered          Offering       Offering

Excalibur Limited Partnership(1),(2),(3)           1,470,169         1,470,169           None             0

Gundyco in Trust for RRSP
  550-98866-19(1),(4),(5)                             630,073          630,073           None             0

H & H Securities Limited(6)                            8,200 (3)         8,200           None             0

Intercontinental Holding
Company, Ltd.(7)                                       8,400             8,400           None             0

San Rafael Consulting Group(8)                         8,400             8,400           None             0


(1) Assumes conversion of Preferred Stock at 80% of the October 14, 1998 closing bid price of $.625 per share.

(2) Includes 52,500 shares of Common Stock underlying Warrants which are exercisable as of the date of this Prospectus. Also includes 17,669 shares of Common Stock issued as dividends . Does not include 78,750 shares underlying Warrants which are not currently exercisable.

(3) Does not include shares of Common Stock obtainable upon conversion of up to 1,050 shares of Preferred Stock which the Selling Stockholder is obligated to purchase under certain circumstances at a price per share of $1,000.

(4) Includes 22,500 shares of Common Stock underlying Warrants which are currently exercisable as of the date of this Prospectus. Also includes 7,573 shares of Common Stock issued as dividends . Does not include 33,750 shares underlying Warrants which are not currently exercisable.

(5) Does not include shares of Common Stock obtainable upon conversion of up to 450 shares of Preferred Stock which the Selling Stockholder is obligated to purchase under certain circumstances at a price per share of $1,000.

(6) Represents 8,200 shares of Common Stock underlying Warrants which are exercisable as of the date of this Prospectus. Does not include 12,300 shares underlying Warrants which are not currently exercisable.

(7) Represents 8,400 shares of Common Stock underlying Warrants which are exercisable as of the date of this Prospectus. Does not include 12,600 shares underlying Warrants which are not currently exercisable.

(8) Represents 8,400 shares of Common Stock underlying Warrants which are exercisable as of the date of this Prospectus. Does not include 12,600 shares underlying Warrants which are not currently exercisable.

              DESCRIPTION OF PREFERRED STOCK AND WARRANTS

     The Company entered into an agreement with two investors (both of whom are Selling Stockholders) to sell to such investors up to 2,500 shares of Preferred Stock. The shares of Preferred Stock are convertible into Common Stock as described below, pay an annual dividend of 5% in cash or Common Stock of the Company as described below, contain a liquidation preference equal to the $1,000 per share purchase price together with accrued dividends (the "Stated Value"), are redeemable by the Company under certain circumstances as described below and contain no voting rights except as otherwise required by law.

     The two Selling Stockholders purchased 1,000 shares of Preferred Stock in May 1998. The holders of the Preferred Stock have the right to convert such shares cumulatively at any time after August 5, 1998 pursuant to the following restrictions: 25% after August 5, 1998, an additional 25% after September 4, 1998 and an additional 25% after October 4, 1998 and the remaining 25% after November 3, 1998. The conversion formula provides that the Preferred Stock may be converted into a number of shares of Common Stock equal to the Stated Value divided by the conversion price which is equal to the lesser of (i) $1.10 per share of Common Stock, or (ii) a formula declining from 85% of the average closing bid price to 80% of the average closing bid price. The minimum number of shares of Common Stock which may be issued upon conversion of the Preferred Stock is approximately 909,091 shares. Such number can be substantially higher depending upon the future bid price of the Company's Common Stock. The Preferred Stock automatically converts into Common Stock two years after issuance at the lesser of (i) $1.10 per share, or (ii) 80% of the average closing bid price.


     The Preferred Stock pays an annual dividend of 5% commencing on June 30, 1998 at the option of the Company payable in cash or shares of Common Stock. The Company has issued 25,242 shares of Common Stock because it is prohibited from paying cash dividends under the terms of an agreement with a principal lender. The Preferred Stock provides the holders with a per share liquidation preference equal to the Stated Value. The Company may redeem the Preferred Stock prior to conversion by paying the holders 120% of the Stated Value per share or $1,200,000 (not including accrued dividends).

     The two Selling Stockholders who purchased the Preferred Stock are obligated to purchase up to an aggregate of an additional $1,500,000 of the Company's Preferred Stock in tranches of $500,000 on similar terms and conditions commencing on 90, 150 and 210 days, respectively, from the date of this Prospectus. If a Selling Stockholder fails to purchase its pro-rata share of the additional shares of the Preferred Stock within 30 days of the foregoing dates, such Selling Stockholder shall forfeit its rights and preferences including conversion privileges, the liquidation preference and the dividend preference and the Preferred Stock held by it shall have minimal value. The foregoing obligation of the Selling Stockholders to purchase an aggregate of $500,000 on each of the three dates is subject to the average bid price of the Company's Common Stock being not less than $1.00 and the average daily sales volume being not less than 40,000 shares over a 20-trading day period prior to the date of each purchase. If any additional shares of Preferred Stock are purchased, the Company will be obligated to file additional registration statements to cover the public sale of Common Stock if the Preferred Stock is converted.

     The Company has issued to the Selling Stockholders 250,000 Warrants exercisable at $1.10 per share through May 7, 2001. Each Warrant entitles the holder to purchase one share of Common Stock. The Warrants were issued to the Selling Stockholders in connection with a purchase by two of the Selling Stockholders of the Preferred Stock. An aggregate of 100,000 Warrants are currently exercisable and an aggregate of 50,000 additional Warrants first become exercisable commencing 90, 150 and 210 days, respectively, from the date of this Prospectus. After this later date, subject to prior exercise, all 250,000 Warrants shall be exercisable until they expire on May 7, 2001.

                             PLAN OF DISTRIBUTION

     All of the shares of Common Stock are offered for sale of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of $275,000 in connection with the exercise of up to 250,000 Warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes.

     The Company has been advised by the Selling Stockholders that the shares of Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange, or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.

                            LEGAL MATTERS

     The legality of the securities to be offered hereby will be passed upon for the Company by Michael Harris, P.A., 1645 Palm Beach lakes Boulevard, West Palm Beach, Florida 33401. Attorneys employed by that law firm are the beneficial owners of 31,000 shares of Common Stock.

                                     EXPERTS

     The financial statements and schedules of Top Source Technologies, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.




                   TABLE OF CONTENTS

                                                Page
Available Information.......................     __

Documents Incorporated by
 Reference..................................     __

Risk Factors................................     __

Recent Developments.........................     __

Pro Forma Condensed Financial
  Information of the Company................     __

Selling Stockholders........................     __

Description of Preferred
  Stock and Warrants........................     __

Plan of Distribution........................     __

Legal Matters...............................     __

Experts.....................................     __


             TOP SOURCE TECHNOLOGIES, INC.



                   2,125,242 Shares



                          of


                     Common Stock

                   ----------------

                      Prospectus
                   ----------------

                               , 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN Prospectus


Item 14. Other Expenses of Issuance and Distribution.

                  The  following  table  sets  forth  the  various  expenses  in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the Commission registration fee. Such expenses will be paid by the Company. None of these expenses will be paid by the Selling Stockholders.

    Registration fee .........................................     $  1,245.52
    Printing expenses.........................................      $   100.00
    Accounting fees and expenses..............................      $10,000.00
    Legal fees and expenses (other than Blue Sky).............      $12,000.00
    Blue Sky fees and expenses.................................        $   .00
    Miscellaneous..............................................        $654.48
                                                                       -------

               Total...........................................     $24,000.00
                                                                    ==========


Item 15. Indemnification of Directors and Officers.

         The Company's amended and restated certificate of incorporation provides that the Company shall indemnify its current and former officers and directors against expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding in which they may be involved or to which they may be made parties by reason of their being or having been a director or officer of the Company, or at its request, of any other corporation which it is a stockholder or creditor and from which such officers and directors are not entitled to be indemnified by (whether or not they continue to be directors or officers at the time of imposing or incurring such expense), except in respect of matters as to which they shall be finally adjudged in such action, suit or proceeding liable for negligence or misconduct. In the event of settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the persons to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which such persons may be entitled.

         In addition, the Company has entered into indemnification agreements with its executive officers and directors. These agreements provide that the Company shall indemnify its executive officers and directors, if by reason of their corporate status, they are or are threatened to be made parties to any third-party proceedings, to the fullest extent provided by Delaware law. The agreements provide for indemnification against expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein if (i) they acted in good faith; (ii) they reasonably believed in the case of conduct in their official capacity with the Company that their conduct was in the Company's best interests or in all other cases, that their conduct was at least not opposed to the Company's best interests; (iii) with respect to any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful; and (iv) with respect to an employee benefit plan they reasonably believed their conduct to be in the best interests of the participants and/or beneficiaries of the plan. The indemnification agreements also provide indemnification in direct and derivative actions provided such officers or directors acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the Company. Such officers or directors are not entitled to indemnification in connection with any proceeding charging improper personal benefits to such officers or directors, whether or not involving action in their official capacity, in which they were judged liable on the basis that personal benefit was improperly received by them.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 16. Exhibits.


4.                Form of Common Stock Certificate*

4.1               Certificate of Designation of Rights and Preferences**

4.2               Form of Warrant**

4.3               Form of Private Securities Subscription Agreement**

4.4               Asset Purchase Agreement***

4.5               Amendment to Asset Purchase Agreement

5.                Opinion of Michael Harris, P.A.*****

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Michael Harris, P.A.****


*     Contained in Registration Statement on Form 8-A filed March 12, 1992.

** Contained in Form 10-Q for the period ended March 31, 1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).

*** Contained in the Form 10-Q for the period ended June 30, 1998 filed on August 19, 1998 (Item 6, Exhibit 10.1).

****  Contained in Opinion of Michael Harris, P.A.

***** Contained in Registration Statement on Form S-3 filed on June 4, 1998.


Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,  unenforceable.  In  the  event  that a  claim  for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
                  Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act or 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 5th day of November, 1998

TOP SOURCE TECHNOLOGIES, INC.



By: /s/ William C. Willis, Jr.
William C. Willis, Jr.
(Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


Name                                   Title                     Date



/s/ William C. Willis, Jr.        Director                  November 5, 1998
--------------------------
William C. Willis, Jr.



/s/ David Natan                    Chief Financial Officer   November 5, 1998
--------------------------         and Director
David Natan



/s/ Ronald Burd                     Director                 November 5, 1998
Ronald Burd



/s/ G. Jeff Mennen                  Director                 November 5, 1998
--------------------------
G. Jeff Mennen



/s/ L. Kerry Vickar                 Director                 November 5, 1998
--------------------------
L. Kerry Vickar

                                  EXHIBIT INDEX



Exhibit No.

4.                Form of Common Stock Certificate*

4.1               Certificate of Designation of Rights and Preferences**

4.2               Form of Warrant**

4.3               Form of Private Securities Subscription Agreement**

4.4               Asset Purchase Agreement***

4.5               Amendment to Asset Purchase Agreement

5.                Opinion of Michael Harris, P.A.*****

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Michael Harris, P.A.****


*     Contained in Registration Statement on Form 8-A filed March 12, 1992.

** Contained in Form 10-Q for the period ended March 31, 1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).

*** Contained in the Form 10-Q for the period ended June 30, 1998 filed on August 19, 1998 (Item 6, Exhibit 10.1)

****  Contained in Opinion of Michael Harris, P.A.

***** Contained in Registration Statement on Form S-3 filed on June 4, 1998.